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                                                                   EXHIBIT 99(d)


                         [LETTERHEAD OF MERRILL LYNCH]

                            CONSENT OF MERRILL LYNCH



             We hereby consent to the inclusion of our opinion letter to the Board of Directors of Andover Bancorp, Inc. ("Andover"), dated June 10, 2001, and to be updated the date of the Proxy Statement/Prospectus that forms a part of the Registration Statement on Form S-4 relating to the proposed merger of Andover with and into Banknorth Group, Inc., as Annex III to the Proxy Statement/Prospectus, and to the references to such opinion in such Proxy Statement/Prospectus under the captions "SUMMARY - Andover's Financial Advisor Believes that the Exchange Ratio is Fair to Andover Shareholders," and " - Our Board of Directors Recommends Approval of the Merger," and "THE MERGER - Background of the Merger," and " - Andover's Reasons for the Merger," and " - Opinion of Andover's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



                                       MERRILL LYNCH, PIERCE, FENNER & SMITH
                                         INCORPORATED

                                       By:/s/ Seth Heaton
                                          ----------------------------
                                          Name: Seth Heaton
                                          Title: Vice President


Date: July 27, 2001